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                                                                    EXHIBIT 99.1

PRESS RELEASE

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SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS: smith.com



FOR RELEASE
THURSDAY, JULY 8, 2004

CONTACT:  MARGARET K. DORMAN
          CHIEF FINANCIAL OFFICER
          (281) 443-3370


              SMITH INTERNATIONAL, INC. ANNOUNCES EARNINGS RELEASE
                  AND CONFERENCE CALL INFORMATION AND COMMENTS
                      ON SECOND QUARTER LITIGATION CHARGES

         HOUSTON, Texas (July 8, 2004)... Smith International, Inc. (NYSE: SII) announced that it plans to release financial results for the period ended June 30, 2004 on Thursday, July 22, 2004, after the closing of the New York Stock Exchange. The earnings release will be followed by a conference call at 3:30 p.m. Central Time, which is open to the public. The conference call will include a discussion of the quarterly results and a brief question and answer session.

         Participants may join the conference call by dialing (706) 634-6555 and requesting the Smith International, Inc. call hosted by Doug Rock, Chairman and Chief Executive Officer. A replay of the conference call will also be available through Thursday, July 29, 2004 by dialing (706) 645-9291 and entering conference call identification number "8570336". A live broadcast of the conference call will be available on the Internet with an archived version accessible after the call. Further information on the broadcast can be found on Smith's website at http://www.smith.com/conferencecall.


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         The Company has previously disclosed the outcome of a three-cone drill bit patent infringement case in which the jury found in favor of the plaintiff and awarded damages. Although the Company plans to pursue all options available in response to this verdict, including possible settlement, it expects to record provisions for losses and other litigation-related costs during the second quarter of 2004. The inclusion of these charges is expected to reduce second quarter earnings per share by approximately 20 cents. However, as disclosed in the Company's press release on June 25, 2004, a judgment has not been entered in the drill bit patent infringement case as of this date and could ultimately exceed the amount of the jury verdict accrued by the Company.

         Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I SWACO, Smith Technologies, Smith Services and Wilson.

         Certain comments contained in this news release concerning the anticipated financial results of the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act. Whenever possible, the Company has identified these "forward-looking" statements by words such as "plans", "expects", "could" and similar phrases. The forward-looking statements are based upon managements' expectations and beliefs and, although these statements are based upon reasonable assumptions, there can be no assurances that the Company's financial results will be as estimated. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of factors which could impact the Company's results, review the Smith International, Inc. Annual Report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission.